Exhibit 99.1
Consolidated Financial Statements
DALSA CORPORATION
December 31, 2010

PricewaterhouseCoopers LLP Chartered Accountants 95 King Street South, Suite 201 Waterloo, Ontario Canada N2J 5A2 Telephone +1 519 570 5700 Facsimile +1 519 570 5730 www.pwc.com/ca
March 8, 2011
Report of Independent Auditors
To the Shareholder of
Teledyne DALSA, Inc. (formerly DALSA Corporation)
We have audited the accompanying consolidated balance sheet of DALSA Corporation and its subsidiaries as of December 31, 2010, and the related consolidated statements of operations and retained earnings, shareholders’ equity and comprehensive income and cash flows for the year then ended. These financial statements are the responsibility of DALSA Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in Canada and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DALSA Corporation and its subsidiaries at December 31, 2010, and the results of their operations and their cash flows for the year then ended in conformity with Canadian generally accepted accounting principles.
Chartered Accountants, Licensed Public Accountants
“PricewaterhouseCoopers” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership, which is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity.

PricewaterhouseCoopers LLP Chartered Accountants 95 King Street South, Suite 201 Waterloo, Ontario Canada N2J 5A2 Telephone +1 519 570 5700 Facsimile +1 519 570 5730 www.pwc.com/ca
January 27, 2010
Auditor’s Report
To the Shareholders of
DALSA Corporation
We have audited the consolidated balance sheet of DALSA Corporation as at December 31, 2009 and the consolidated statements of operations and retained earnings, shareholders’ equity and comprehensive income and cash flows for the year then ended. These consolidated financial statements are the responsibility of DALSA Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of DALSA Corporation as at December 31, 2009, and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.
Chartered Accountants, Licensed Public Accountants
“PricewaterhouseCoopers” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership, which is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity.

DALSA Corporation [Incorporated under the laws of Ontario]
CONSOLIDATED BALANCE SHEETS
(in thousands of Canadian dollars)

	2010	2009
As at December 31	$	$

ASSETS
Current
Cash	17,366	8,533
Accounts receivable	26,949	23,021
Accrued revenue	6,078	4,518
Income taxes receivable	2,129	2,270
Income tax credits recoverable	3,049	3,094
Inventory [note 3]	39,868	37,869
Future tax asset [note 7]	119	—
Foreign exchange asset [note 18]	2,292	4,305
Assets held for sale [note 13]	251	519
Other current assets	3,138	4,354

Total current assets	101,239	88,483

Property and equipment [note 5]	50,409	49,396
Intangible assets [note 6]	9,485	11,990
Goodwill	51,570	51,585
Income tax credits recoverable — long-term	11,861	11,773
Future tax asset [note 7]	1,855	1,348
Other assets [note 18]	—	484

Total assets	226,419	215,059

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Accounts payable and accrued liabilities	21,424	20,422
Accounts payable and accrued liabilities related to discontinued operations [note 13]	372	470
Deferred government funding [note 4]	1,055	—
Income taxes payable	2,776	1,890
Future tax liability [note 7]	1,729	3,128
Deferred revenue	1,196	1,897
Long-term debt due within one year [note 8]	1,000	1,000

Total current liabilities	29,552	28,807

Future tax liability [note 7]	7,417	3,990
Long-term debt [note 8]	11,650	18,150

	48,619	50,947

Commitments and contingency [note 14]
Shareholders’ equity
Share capital [note 15]	115,421	115,093
Contributed surplus	2,554	2,284
Accumulated other comprehensive (loss) income	(353)	1,377
Retained earnings	60,178	45,358

Total shareholders’ equity	177,800	164,112

Total liabilities and shareholders’ equity	226,419	215,059

See accompanying notes to the consolidated financial statements

On behalf of the Board:
Director	Director
Dr. Robert Mehrabian	Brian Doody
Chairman	Chief Executive Officer

DALSA Corporation
CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
(in thousands of Canadian dollars, except per share amounts)

	2010	2009
Year ended December 31	$	$

REVENUE
Standard product sales	196,050	139,629
Application specific contracts	16,263	22,910

Total revenue	212,313	162,539

EXPENSES
Cost of standard product sales	115,068	93,989
Research and development, net [note 4]	31,115	32,536
Selling, general and administrative	37,297	30,736
Restructuring charge [note 12]	—	1,338
Amortization of intangibles [note 6]	2,117	2,155
Foreign exchange loss	1,944	2,418

	187,541	163,172

Income (loss) before undernoted	24,772	(633)
(Gain) on sale of land [note 10]	(3,660)	(1,273)
Interest expense, net [note 8]	478	422

Income before provision (recovery) for income taxes	27,954	218
Provision (recovery) for income taxes [note 7]	8,707	(294)

Net income from continuing operations	19,247	512
Gain (loss) from discontinued operations [note 13]	(23)	1,169

Net income	19,224	1,681

Retained earnings, beginning of year	45,358	47,269
Dividends	(4,404)	(3,669)
Repurchase of common shares [note 15]	—	77

Retained earnings, end of year	60,178	45,358

Earnings per share [note 16]
Basic-from continuing operations	1.05	0.03
Basic-from discontinued operations	—	0.06

Basic	1.05	0.09

Diluted-from continuing operations	1.04	0.03
Diluted-from discontinued operations	—	0.06

Diluted	1.04	0.09

Weighted average number of shares outstanding [in thousands]-
Basic	18,411	18,395
Diluted	18,544	18,396

See accompanying notes to the consolidated financial statements

DALSA Corporation
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY AND
COMPREHENSIVE INCOME
(in thousands of Canadian dollars)

			Accumulated
			Other		Total
		Contributed	Comprehensive	Retained	Shareholders’
	Share Capital	Surplus	Income (Loss)	Earnings	Equity

As at December 31, 2008	115,270	1,942	(10,315)	47,269	154,166

Share capital issued [note 15]	201				201
Shares repurchased under normal course issuer bid [note 15]	(378)			77	(301)
Stock-based compensation [note 17]		342			342
Dividends paid				(3,669)	(3,669)

Comprehensive income (loss)
Currency translation loss			(446)		(446)
Gain on cash flow hedges (net of taxes of $2,013)			5,217		5,217
Reclassification to income of losses on cash flow hedges			6,921		6,921
Net income for the period				1,681	1,681

Total comprehensive income					13,373

As at December 31, 2009	115,093	2,284	1,377	45,358	164,112

Share capital issued [note 15]	328	(72)			256
Stock-based compensation [note 17]		342			342
Dividends paid				(4,404)	(4,404)

Comprehensive income (loss)
Currency translation loss			(128)		(128)
Gain on cash flow hedges (net of taxes of $570)			1,418		1,418
Reclassification to income of gains on cash flow hedges			(3,020)		(3,020)
Net income for the period				19,224	19,224

Total comprehensive income					17,494

As at December 31, 2010	115,421	2,554	(353)	60,178	177,800

For the period ended December 31, 2010, comprehensive income is $17,494 (December 31, 2009 - $13,373), comprised of the net income for the period of $19,224 (December 31, 2009 — $1,681) and the decrease in accumulated other comprehensive income of $1,730 (December 31, 2009 — increase of $11,692).
As at December 31, 2010, the total of retained earnings and accumulated other comprehensive income was $59,825 (December 31, 2009 — $46,735).
See accompanying notes to the consolidated financial statements

DALSA Corporation
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of Canadian dollars)

	2010	2009
Year ended December 31	$	$

OPERATING ACTIVITIES
Net income from continued operations	19,247	512
Add (deduct) non-cash items:
Depreciation	8,980	10,499
(Gain) on disposal of property and equipment and land	(3,205)	(1,284)
Amortization of intangible assets	2,670	2,936
Future income taxes	2,169	(2,783)
Stock-based compensation and deferred share unit	816	477
Changes in operating assets and liabilities [note 22]	(3,719)	(10,281)

Cash provided by continuing operating activities	26,958	76
Cash (used in) discontinued operating activities [note 13]	(179)	(1,951)

Cash provided by (applied to) operating activities	26,779	(1,875)

INVESTING ACTIVITIES
Proceeds on sale of property and equipment and land	4,775	2,840
Property, equipment, and intangible asset additions	(12,392)	(12,124)
Cash generated by discontinued investing activities	323	2,577

Cash (applied to) investing activities	(7,294)	(6,707)

FINANCING ACTIVITIES
Issuance of share capital	257	201
Payment of dividends	(4,404)	(3,669)
Shares repurchased under normal course issuer bid	—	(301)
Borrowings under credit facility	—	12,000
Decrease in note receivable	—	691
Repayment of long-term debt	(6,500)	(4,235)

Cash provided by (applied to) financing activities	(10,647)	4,687

Effect of exchange rate changes on cash	(5)	(20)

Net change in cash	8,833	(3,915)
Cash, beginning of year	8,533	12,448

Cash, end of year	17,366	8,533

Supplementary cash flow information
Cash interest paid	399	404
Cash (inflows) outflows from income taxes	(208)	1,132
Accrued property and equipment purchases	519	1,124

See accompanying notes to the consolidated financial statements

DALSA Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of Canadian dollars, except as noted and per share amounts)
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles. The following is a summary of the significant accounting policies followed in the preparation of these consolidated financial statements.
Principles of consolidation
The consolidated financial statements include the accounts of DALSA Corporation and its subsidiaries, hereinafter referred to as the “Company” or “Corporation”. All significant intercompany transactions and balances have been eliminated.
Cash
Cash includes cash on hand and balances with banks. This asset is classified as an asset held for trading and is recorded at fair value through the statement of operations. A financial asset is classified in this category if it is acquired principally for the purpose of use in the short term.
Accounts receivable
Accounts receivable have been classified as loans and receivables and are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method, less provision for impairment. A provision for impairment of trade receivables is established when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of the receivable. Significant financial difficulties of the debtor, probability that the debtor will enter bankruptcy or financial reorganization, and default or delinquency in payment (more than 90 days overdue) are considered indicators that the trade receivable is impaired. The amount of the provision is the difference between the asset’s carrying amount and the present value of the estimated future cash flows, discounted at the original effective interest rate. The carrying amount of the asset is reduced through the use of an allowance account, and the amount of the loss is recognized in the statement of operations within ‘Selling, general and administrative’ expenses. When a trade receivable is uncollectible, it is written off against the allowance account for trade receivables. Subsequent recoveries of amounts previously written off are credited against ‘Selling, general and administrative’ expenses in the statement of operations.
Inventory
Raw materials and supplies, work-in-process and finished goods are stated at the lower of cost and net realizable value. Net realizable value is the estimated selling price less applicable selling costs and estimated costs of completion. Cost includes all costs of purchase, costs of conversion and other costs incurred in bringing the inventories to their present location and condition. The allocation of fixed production overheads to work-in-process and finished goods is based on the normal production capacity of the production facilities. Cost is determined on a first-in, first-out basis.

DALSA Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of Canadian dollars, except as noted and per share amounts)
Accounts payable
Accounts payable have been classified as other financial liabilities and are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.
Impairment of long-lived assets
Long-lived assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. When the expected future undiscounted cash flows are less than the carrying value of the asset, or group of assets, an impairment loss is recognized to reduce the carrying value of the asset or group of assets to its fair value.
Goodwill
Goodwill is the residual amount that results when the purchase price of an acquired business exceeds the sum of the amounts allocated to the tangible and intangible assets acquired, less liabilities assumed, based on their relative fair value. Goodwill is assigned as of the date of the business combination.
Goodwill is not amortized but instead is tested for impairment annually, or more frequently, if events or changes in circumstances indicate that the asset might be impaired. Goodwill impairment is assessed based on comparison of the fair value of a reporting unit to the underlying carrying value of the reporting unit’s net assets, including goodwill. When the carrying amount of the reporting unit exceeds its fair value, the fair value of the reporting unit’s goodwill is compared with its carrying amount to measure the amount of impairment loss, if any. Any impairment is written off against earnings in the year that such a loss becomes evident. The Company performs its annual review of goodwill on December 31st of each year. Based on the impairment tests performed at December 31, 2010 and 2009, the Company concluded that a goodwill impairment charge was not required.
Intangible assets
Intangible assets are comprised of intangible assets acquired in business combinations and computer application software used by the Company for research and development and for general and administration purposes. The Company identifies and measures intangible assets acquired in business combinations and accounts for these assets separately from goodwill. Intangible assets with finite useful lives are amortized on a straight-line basis over their estimated useful lives.
Recoverability of intangible assets with finite lives is tested whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable.
Intangible assets are considered impaired and are written down to their fair value when their book value exceeds their estimated undiscounted future cash flows. Any permanent impairment is written off against earnings in the year that such impairment becomes evident.

DALSA Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of Canadian dollars, except as noted and per share amounts)
Property and equipment
Property and equipment are recorded at cost less related government grants and investment tax credits and depreciation. Depreciation is computed on a straight-line basis after assets have been put in use as follows:

Buildings	20 to 40 years
Equipment	2 to 16 years
Furniture and fixtures	5 to 7 years
Research and development costs
Research and development costs are charged to earnings in the period in which they are incurred, except for costs incurred pursuant to specific contracts with third parties, which are charged to earnings in the same period as the related revenue is recognized.
Development costs meeting the requirements of generally accepted accounting principles are deferred. The deferred costs are amortized to income over the anticipated period of benefit, when commercial use of the related products or technology commences.
Income taxes
The Company uses the liability method of tax allocation in accounting for income taxes. Under this method, future tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities, and measured using the substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recorded against any future income tax asset if it is more likely than not that the asset will not be realized. The Company does not provide for income taxes on undistributed earnings of foreign subsidiaries that are not expected to be repatriated in the foreseeable future.
Government assistance
Government assistance towards research and development expenditures is received in the form of investment tax credits and grants on account of eligible expenditures. Investment tax credits are recorded when there is reasonable assurance that the Company will realize them. Other forms of government assistance are recorded after the terms for the assistance have been finalized and the Company has met the criteria to receive the funding. Assistance related to the acquisition of capital assets used for research and development is credited against the related capital asset, while other assistance is credited against related expenses as incurred.
Long-term debt
Long-term debt has been classified as other financial liabilities and is initially recognized at fair value. It is subsequently accounted for at amortized cost using the effective interest rate method. Transaction costs are expensed in the period they are incurred.

DALSA Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of Canadian dollars, except as noted and per share amounts)
Revenue recognition
The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement with a customer, the product has been delivered or the services have been provided to the customer, the sales price is fixed or determinable and collectability is reasonably assured.
The Company reviews all significant contracts at their inception and as each item in the arrangement is delivered to determine if the deliverable represents a separate unit of accounting. In the determination, the Company considers whether the delivered item has value to the customer on a stand-alone basis and that there is objective and reliable evidence of fair value of the undelivered items. Revenue is recognized at fair value on shipment or on the percentage of completion basis depending on the nature of the separate unit of accounting that is identified.
In addition to these general policies, the following are specific revenue recognition policies for each major category of revenue.
Standard product sales
Revenue from standard product sales is recognized at the time goods are shipped to customers and the risks of ownership are transferred to the customer. Provisions are made at the time of sale for warranties and estimated product returns.
Application specific contracts revenue
Revenue from long-term application specific contracts, which relate to research and development contracts and the delivery of product under these contracts, is recognized on a percentage of completion basis. Under this method, revenue is recognized over the duration of the contract as tasks are completed. Generally, the Company uses total costs incurred compared to total expected costs to determine the extent to which tasks are completed for purposes of revenue recognition. The difference between billings and revenue recognized is recorded as deferred or accrued revenue. For contracts where a portion of the payment is based on performance relative to established targets, provision for performance adjustments is included in revenue or cost estimates when amounts can reasonably be determined. Provisions for estimated losses on uncompleted contracts, if any, are made in the period in which such losses are determined.
Foreign currency translation
The Company’s reporting currency is Canadian Dollars. Foreign currency denominated revenues and expenses are translated at weighted average exchange rates throughout the year. Foreign currency denominated monetary assets and liabilities are translated at rates prevailing at the balance sheet dates. Foreign exchange gains and losses on transactions during the year are reflected in income.
For integrated foreign operations, monetary assets and liabilities are translated at the rates prevailing on the balance sheet date and non-monetary assets and liabilities are translated at historic rates. Revenue and expenses are translated at the weighted average rates throughout the year [other than depreciation and amortization which are translated at the same rates as the related assets]. Translation gains and losses are included in net income.

DALSA Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of Canadian dollars, except as noted and per share amounts)
For self-sustaining foreign operations, assets and liabilities are translated at the rates prevailing on the balance sheet date. Revenue and expenses, including depreciation and amortization, are translated at average rates throughout the year. Exchange gains and losses for self-sustaining foreign operations are included in the accumulated other comprehensive income.
Hedging relationships and derivative financial instruments
The Company utilizes forward exchange contracts to hedge anticipated cash flows as well as balance sheet foreign exchange risks. The Company does not enter into derivatives for speculative purposes and the only derivatives the Company utilizes for hedging are forward exchange contracts.
The Company formally documents relationships between hedging instruments and associated hedged items. This documentation includes: identification of the specific foreign currency asset, liability or forecasted transaction being hedged; the nature of the risk being hedged; the hedge objective; the method of assessing hedge effectiveness, and the method of accounting for the hedging relationship. Hedge effectiveness is formally assessed, both at hedge inception and on an ongoing basis, to determine whether the derivatives used in hedging transactions are highly effective in offsetting changes in foreign currency risk of hedged items. Hedge accounting is applied only if there is reasonable assurance that the hedging relationship will be effective.
When derivative instruments originally designated as hedges cease to exist, have been terminated or cease to be effective prior to maturity, any gains or losses are recognized immediately in net income.
The Company’s forward contracts meet the criteria for cash flow hedges which under CICA Handbook Sections 3865, “Hedges” and 3855, “Financial Instruments — Recognition and Measurement” and are measured at fair value with the unrealized gains and losses on effective hedges recorded in other comprehensive income and the ineffective portion in the net income of the period. Amounts accumulated in other comprehensive income are reclassified to the statement of operations in the period in which the hedged item affects net income.
Embedded derivatives are treated as separate derivatives when their economic characteristics and risks are not clearly and closely related to those of the host instrument, the terms of the embedded derivative are the same as those of a stand-alone-derivative and the combined contract is not held for trading or designated at fair value. These embedded derivatives are measured at fair value with subsequent changes recognized in the statement of operations as an element of ‘Selling, general and administrative’ expenses.
Stock-based compensation plans
Effective January 1, 2003, the Company adopted the revisions to the CICA Handbook Section 3870, “Stock-based Compensation and Other Stock-based Payments” which require a fair value based method of accounting to be applied to all stock-based payments to employees or directors. These revisions were adopted prospectively. For all stock options issued to employees and directors on or after January 1, 2003, the Company employs a fair value based method of accounting and recognizes compensation cost over the vesting period of the options, on a straight-line basis. The fair value of

DALSA Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of Canadian dollars, except as noted and per share amounts)
direct awards of stock are determined using the quoted market price of the Company’s stock and the fair value of options is determined using the Black-Scholes option pricing model.
The deferred stock unit (“DSU”) plan of the Company is recognized as a compensation expense and as amortization of a deferred charge as the units vest. Vested DSUs are re-measured at each reporting period until settlement, using the share trading price of the Company.
Pension plans
The Company sponsors a defined contribution pension plan and a multi-employer defined benefit pension plan for certain of its employees. Defined contribution plan accounting is applied to the multi-employer defined benefit pension plan as the Company does not have sufficient information to apply defined benefit plan accounting. The cost of defined contribution pensions is expensed as earned by employees.
Earnings per share
Earnings per share is based on the weighted average number of shares outstanding during the year. The treasury stock method is used to calculate diluted earnings per share. Under the treasury stock method, it is assumed that potential proceeds from the exercise of stock options would be used to purchase the Company’s common shares at the average market price during the period, thereby reducing the number of shares otherwise used to calculate diluted earnings per share.
Dividend distribution
Dividend distributions to the Company’s shareholders are recognized as a liability in the Company’s financial statements in the period in which the dividends are approved by the Company’s Board of Directors.
Use of estimates
The preparation of the consolidated financial statements in conformity with Canadian generally accepted accounting principles, requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the period. Actual results could differ from those estimates. In particular, significant estimates include those related to revenue recognition, the valuation of inventory, the realization of future income taxes, the valuation of goodwill and other intangible assets, stock-based compensation and the realization of investment tax credits.

DALSA Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of Canadian dollars, except as noted and per share amounts)
Change in Accounting Estimates
In December 2009, the Company evaluated its estimates of useful life on fixed assets. In the Semiconductor Operating Segment, the Company found that there were two classes of assets whose useful life needed to be revised.
These changes in accounting estimates were applied on a prospective basis and did not have a significant effect on consolidated net income for the year ended December 31, 2009. The impact of these changes for the year ended December 31, 2010 have been included in depreciation expense of $8,980 [2009 — $10,499].

DALSA Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of Canadian dollars, except as noted and per share amounts)
2. ACQUISITION OF DALSA CORPORATION
On December 22, 2010 Teledyne Technologies Incorporated (“Teledyne”) and DALSA jointly announced that they had entered into a definitive agreement that provided for the acquisition of the Company, and its subsidiaries by a wholly-owned subsidiary of Teledyne. Pursuant to the transaction, Teledyne will acquire all of the outstanding common shares of DALSA for $18.25 per share payable in cash. The aggregate value for the transaction is approximately $341 million, taking into account DALSA’s stock options and net cash as of September 30, 2010. The transaction will be carried out by way of a statutory plan of arrangement under the Business Corporations Act (Ontario).
The transaction received all necessary approvals, and closed on February 11, 2011, at which time DALSA Corporation was delisted from the Toronto Stock Exchange, and its name was changed to Teledyne DALSA, Inc. Immediately prior to the closing date, the Company caused all of its outstanding foreign currency forward contracts to be exercised, the Company’s outstanding debt was repaid in full and the Company’s credit facility with its principal banker was cancelled with the exception of a letter of credit which remains outstanding on an unsecured basis.
3. INVENTORY
Inventory consists of the following:

	2010	2009
	$	$

Raw materials and supplies	17,439	15,872
Work-in-process	14,776	14,222
Finished goods	7,653	7,775

	39,868	37,869

The amount of inventory recognized and included in cost of standard product sales during the year ended December 31, 2010 was $78,686 [2009 — $67,870]. The amount charged to net income and included in the cost of standard product sales for the write-down of inventory for valuation issues during the year ended December 31, 2010 was $3,713 [2009 — $2,504]. There have been no reversals of previous write-downs during the year.

DALSA Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of Canadian dollars, except as noted and per share amounts)
4. RESEARCH AND DEVELOPMENT
Research and development costs are presented net of related government funding and investment tax credits as follows:

	2010	2009
	$	$

Total research and development expenditures	42,029	41,209
Government funding	(4,367)	(1,284)
Investment tax credits	(6,547)	(7,389)

Net research and development expenditures	31,115	32,536

The Company is eligible for Federal investment tax credits at a rate of 20% of qualifying scientific research and experimental development expenditures conducted in Canada, in addition to investment tax credits or tax deductions available from provincial jurisdictions. The Company is also eligible for certain tax credits for research carried out by its subsidiaries in the United States.
During the second quarter of 2010, the Company entered into an agreement with the Province of Ontario wherein the Province will contribute a maximum grant of up to $24.3 million, representing 15% of eligible expenditures incurred over the grant period, to support the Company’s research and development efforts in digital imaging technology which began September 2009. The grant is to be paid over a period of five years and is subject to customary conditions. Payments made in respect of the grant may become conditionally repayable if overall investment and cumulative job targets are not fully achieved by the end of the five year grant period. The Company has recorded a provision for an estimate of amounts that may become repayable under the agreement, and to date, the amount recorded has not been significant.
As at December 31, 2010, $3,795 [2009 — $Nil] of the total $24.3 million of government assistance available under the agreement with the Province of Ontario has been recognized. The amount of deferred government funding represents receipts in excess of amounts claimed.

DALSA Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of Canadian dollars, except as noted and per share amounts)
5. PROPERTY AND EQUIPMENT

		Accumulated	Net Book
	Cost	Depreciation	Value
2010	$	$	$

Buildings	16,225	7,836	8,389
Equipment	118,802	78,327	40,475
Furniture and fixtures	1,300	1,040	260
Property and equipment in progress	771	—	771

	137,098	87,203	49,895
Land	514	—	514

	137,612	87,203	50,409

		Accumulated	Net Book
	Cost	Depreciation	Value
2009	$	$	$

Buildings	14,095	7,158	6,937
Equipment	110,560	71,002	39,558
Furniture and fixtures	1,496	1,298	198
Property and equipment in progress	1,277	—	1,277

	127,428	79,458	47,970
Land	1,426	—	1,426

	128,854	79,458	49,396

Property and equipment in progress includes equipment deposits, building construction in progress and equipment and machinery assets not available for use. Included in this amount as of December 31, 2010 is $519 representing equipment purchased under non-cancelable purchase commitments [2009 - $1,124].
6. INTANGIBLE ASSETS

		Accumulated	Net Book
	Cost	Amortization	Value
2010	$	$	$

Patented and non-patented technology and trademarks	16,443	10,923	5,520
Customer lists and other intangibles	7,036	3,727	3,309
Computer software	9,986	9,330	656

	33,465	23,980	9,485

DALSA Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of Canadian dollars, except as noted and per share amounts)

		Accumulated	Net Book
	Cost	Amortization	Value
2009	$	$	$

Patented and non-patented technology and trademarks	16,603	9,414	7,189
Customer lists and other intangibles	7,036	3,218	3,818
Computer software	11,179	10,196	983

	34,818	22,828	11,990

The cost of patented and non-patented technology and trademarks is amortized over ten years. Customer lists and other intangibles are amortized over periods of two to ten years. Computer software is amortized over two to eight years.
Amortization on intangibles in 2010 was $2,670 [2009 — $2,936]. The Company acquired $199 of computer application software [2009 — $421] and no non-patented technology in 2010 [2009 - $Nil]
7. INCOME TAXES
The provision for income tax expense differs from the expense that would be obtained by applying Canadian statutory rates as a result of the following:

	2010	2009
	$	$

Basic rate applied to income before income taxes and non-controlling interest	8,659	72
Increase (decrease) in income taxes resulting from:
Manufacturing and processing tax credit	(374)	—
Provincial tax rate differential	(71)	(88)
Expenses not deductible for tax purposes	154	53
Foreign tax differential	185	169
Stock based compensation	241	161
Non-taxable portion of land sale	—	(210)
Change in future tax rates	20	(203)
Difference between tax and accounting treatment of foreign exchange gains and losses	(249)	(99)
Other	142	(149)

Provision for income taxes	8,707	(294)

DALSA Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of Canadian dollars, except as noted and per share amounts)
Significant components of the provision for income taxes are as follows:

	2010	2009
	$	$

Current tax expense	7,477	2,409
Tax depreciation in excess of accounting depreciation	165	(1,858)
Non-deductible accounting reserves	14	913
Utilization of tax loss carryforwards	(488)	(1,915)
Corporate financing fee	—	9
Ontario tax harmonization	—	37
Research and development expenses	1,539	111

Provision for income taxes	8,707	(294)

Future income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.
Significant components of the Company’s future tax assets and liabilities as of December 31 are:

	2010	2009
	$	$

Other comprehensive income	(642)	(1,247)
Tax depreciation in excess of accounting depreciation	(4,913)	(4,748)
Non-deductible accounting reserves	476	490
Tax loss carryforwards	1,780	1,292
Investment tax credits	(5,055)	(3,114)
Research and development expenses	1,182	1,557

	(7,172)	(5,770)

The allocation is as follows:

	2010	2009
	$	$

Current future tax asset	119	—
Current future tax liability	(1,729)	(3,128)
Non-current future tax asset	1,855	1,348
Non-current future tax liability	(7,417)	(3,990)

	(7,172)	(5,770)

DALSA Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of Canadian dollars, except as noted and per share amounts)
The Company has the following tax losses available to it in each of the jurisdictions noted which expire as follows:

	Expiry
		2024 and
Jurisdiction	2014	thereafter	Total

Canada	4,348	20,122	24,470
United States	—	20,650	20,650

8. BANK CREDIT FACILITIES AND LONG-TERM DEBT

	2010	2009
	$	$

Committed, non-revolving credit facility currently advanced at fixed rates not exceeding 90 days with a weighted average rate of 2.6%, quarterly installments of $250, maturing September 30, 2012 and extendible for subsequent one year periods at the Bank’s discretion	12,650	19,150

Less: Current portion	1,000	1,000

	11,650	18,150

The Company has established several borrowing facilities with its banks. These facilities include: a committed, revolving credit facility (Facility A) of $20,000 available to fund operations, including general working capital, investments and capital expenditures; a demand, revolving credit facility (Facility B) of $20,000 available to fund operations; and a demand, revolving facility (Facility C) of $10,000 available to finance capital expenditures.
Amounts drawn on Facility B are limited to $20,000. The Company also has treasury risk management facilities of $15,000 to facilitate hedging of interest and currency related risks arising in the normal course of operations. Outstanding borrowings under Facility A were $9,400 at December 31, 2010 [2009 — $14,900] and outstanding borrowings under Facility C were $3,250 [2009 — $4,250]. There were no amounts outstanding on Facility B at December 31, 2010 and 2009.
The rate of interest on all credit facilities depends on the instruments used to borrow and will carry interest rates of up to prime plus 1.625%. The applicable rate is determined based on the Company’s ratio of loan advances to its earnings before interest, taxes, depreciation and amortization. The credit facilities are subject to certain financial covenants. The Company has provided a general security agreement and a floating charge on all assets and a general endorsement in favour of the lender of all risk insurance on secured assets as collateral for its credit facilities.
Interest expense on bank loans was $57 for the year ended December 31, 2010 [2009 — $72]. Interest on long-term debt was $342 for the year ended December 31, 2010 [2009 — $332].

DALSA Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of Canadian dollars, except as noted and per share amounts)
The future minimum annual principal repayments of long-term debt are as follows:

$

2011	1,000
2012 and thereafter	11,650

12,650

9. PENSION OBLIGATIONS
The Company sponsors defined contribution pension plans for most of its employees. The cost of the defined contribution pension plan is expensed as earned by employees.
The Company also sponsors a multi-employer defined benefit pension plan for its employees in the Netherlands. Defined contribution plan accounting is applied to the multi-employer defined benefit pension plan. This plan has 75 members. The plan administrator indicated that at November 30, 2010 its assets are funded to 97% of its legal requirement.

	2010	2009
	$	$

Defined contribution plans	1,404	876
Multi-employer plan	946	1,267

	2,350	2,143

10. GAIN ON SALE OF LAND
In 2009, the Company entered into an agreement with an arm’s length party to sell approximately 7.3 acres of land located in Waterloo, Ontario. Proceeds from the sale of land were $2,037. The cost of the land sold and selling costs were $764. The Company realized a gain of approximately $1,273. The gain on sale is included in the Digital Imaging business segment results as presented in Note 21.
In 2010, the Company entered into an agreement with an arm’s length party to sell its remaining 11.4 acres of land located in Waterloo, Ontario. Proceeds from the sale of land were $4,846. The cost of the land sold and selling costs were $1,186. The Company realized a gain of approximately $3,660. The gain on sale is included in the Digital Imaging business segment results as presented in Note 21.

DALSA Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of Canadian dollars, except as noted and per share amounts)
11. WARRANTY
The following is a continuity of the Company’s warranty accruals:

	2010	2009
	$	$

Balance, beginning of year	855	715

Expense	411	514
Settlements	(437)	(317)
Foreign exchange and other	6	(57)

Balance, end of year	835	855

12. RESTRUCTURING CHARGE
Semiconductor Business segment
In December 2009, the Company agreed to a plan to restructure the Professional Imaging unit of its Semiconductor business segment. A number of employees and some equipment were judged to be redundant under the Company’s plan to reduce fixed operating costs and increase flexibility in its manufacturing operations. The provisions related to this restructuring charge, which are included in accounts payable and accrued liabilities, are as follows:

	Balance as at	Accrued	Costs paid or	Balance as at
	January 1	in the year	otherwise settled	December 31

2009	$—	$1,338	$184	$1,154
2010	$1,154	$—	$957	$197

13. DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE
During the third quarter of 2008, the Company committed to a plan to sell certain fixed assets and rights to portions of the Company’s technology related to its Digital Cinema business unit. Certain remaining assets specifically related to the Company’s Los Angeles rental operation are also included in assets held for sale. Accordingly, the results of operations and financial position of the Digital Cinema business unit have been segregated and presented separately as discontinued operations in the consolidated financial statements. The Company does not anticipate additional costs with respect to this activity. The results of the discontinued operations are as follows:

DALSA Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of Canadian dollars, except as noted and per share amounts)

	2010	2009
	$	$

Revenue	—	—

(Loss) from operating activities	(23)	(36)

Recovery related to reversals of discontinued operations accruals	—	1,205

Gain (loss) from discontinued operations, net of tax	(23)	1,169

A summary of charges related to discontinued operations is presented below:

	Balance as at	Accrued	Costs paid or	Balance as at
	January 1	in the year	otherwise settled	December 31

2008	$—	$5,185	$1,507	$3,678
2009	$3,678	$—	$3,208	$470
2010	$470	$—	$98	$372

The remaining accrual balance at the end of 2010 of $372 relates to certain purchase obligations and the payment of the amount owed to the minority shareholder, the final determination of which will be based upon the ultimate recovery of the remaining assets that have been classified as Assets Held For Sale on the consolidated balance sheet.
The Company continues to actively seek a purchaser for its technology and related assets and has recorded the assets of its Digital Cinema business unit as assets held for sale on the consolidated balance sheets. Assets held for sale consist of HD cameras and camera accessories.
Technology Partnerships Canada provided funding for the Company’s Digital Cinema initiative. The funding agreement required repayments in the form of royalties of up to a maximum of $6,400. The Company has accrued only a minimal royalty in respect of revenues earned.
The Company, along with a number of related entities, were served with various claims by the minority shareholder in DALSA Digital Cinema Inc. in the second quarter of 2009 as described in Note 14.

DALSA Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of Canadian dollars, except as noted and per share amounts)
14. COMMITMENTS AND CONTINGENCY
The Company has entered into operating leases for equipment, vehicles and premises. Minimum total annual payments under these leases for years ending after December 31, 2010 are as follows:

$

2011	2,467
2012	1,761
2013	605
2014	262
2015	88

5,183

Rental expense for equipment, vehicles and premises was $2,612 in fiscal 2010 [2009 — $3,137]. As at December 31, 2010, the Company has committed to purchase certain fixed assets totaling $3,299 of which $519 represent obligations under non-cancelable purchase commitments which have been accrued in these consolidated financial statements [2009 — $2,411 of which $1,124 are non-cancelable].
During 2010, the Company entered into a five year lease agreement for the rental of office premises with a company that is controlled by family members of a significant shareholder with annual lease payments of $119. Rent paid during the year in respect of this arrangement was $56.
During 2009, the Company, along with a number of related entities, were served with various claims by the minority shareholder in DALSA Digital Cinema Inc. Because the claims are at the preliminary stage, the financial exposure, if any, is unknown at this time and consequently no amount has been accrued in these consolidated financial statements. The Company and its related subsidiaries are defending these claims and have filed a counterclaim against the plaintiff. The matter is now before the courts.

DALSA Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of Canadian dollars, except as noted and per share amounts)
15. SHARE CAPITAL
Authorized
     Unlimited common shares
     Unlimited preferred shares, issuable in a series.
Preferred shares are non-voting, and may be issued in series with rights, privileges, restrictions and conditions thereon fixed by the Board of Directors of the Company at the time of issuance.

	Common shares
	Number	$

Balance, December 31, 2008	18,436,880	115,270
Issued under employee stock purchase plan	24,436	159
Issued to directors as consideration for directors’ fees	5,711	42
Normal Course Issuer Bid	(61,032)	(378)

Balance, December 31, 2009	18,405,995	115,093
Issued under employee stock option plan	19,125	225
Issued under employee stock purchase plan	9,530	103

Balance, December 31, 2010	18,434,650	115,421

On September 11, 2008, the Company entered into a Normal Course Issuer Bid to repurchase, for cancellation, up to 927,811 common shares of the Company representing approximately 5% of the issued and outstanding shares. During 2009, 61,032 shares were purchased for cash consideration of $301 and have been cancelled. From September 11, 2008 to September 10, 2009, 211,982 shares were purchased for $1,215 and cancelled. This Normal Course Issuer Bid ended September 10, 2009. The difference between cost and the average of the stated value of the shares outstanding has been included in retained earnings.
On September 11, 2009, the Company entered into a new Normal Course Issuer Bid to repurchase, for cancellation, up to 919,077 common shares of the Company representing approximately 5% of the issued and outstanding shares. The Company purchased no shares under this normal course issuer bid which ended September 10, 2010.
On September 22, 2010, the Company entered into a Normal Course Issuer Bid to repurchase for cancellation, up to 920,299 common shares of the Company representing approximately 5% of the issued and outstanding shares. No shares have yet been purchased under this normal course issuer bid.

DALSA Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of Canadian dollars, except as noted and per share amounts)
16. EARNINGS PER SHARE
Earnings per share is calculated as follows:

	2010	2009
	$	$

Earnings from continuing operations	19,247	512
Gain (loss) from discontinued operations	(23)	1,169

Earnings for basic and diluted earnings per share	19,224	1,681

Weighted average common shares — basic	18,411	18,395
Incremental shares from assumed conversion of employee stock options	133	1

Adjusted weighted average common shares — diluted	18,544	18,396

Earnings per share:
Basic — from continuing operations	1.05	0.03
Basic — from discontinued operations	—	0.06

Basic earnings per share	1.05	0.09

Diluted — from continuing operations	1.04	0.03
Diluted — from discontinued operations	—	0.06

Diluted earnings per share	1.04	0.09

17. STOCK-BASED COMPENSATION PLANS
Stock option plan
During 1996, the Company instituted an Employee Stock Option Plan [“Option Plan”]. At that time, the Company reserved 1,000,000 shares for issuance, pursuant to options granted under the Option Plan. On March 23, 2001, the shareholders of the Company approved an increase in the number of options available by 444,183 share options, making available for issue a total of 1,444,183 share options. In 2006, shareholders approved an increase in the number of issuable shares by 400,000 to 1,844,183 of which 1,083,338 have been issued to date. Options may be granted at the discretion of the Board of Directors at an option price not less than the market value of the Company’s common shares on the date of grant. The options vest over a period of three to five years and expire no later than the tenth anniversary of the date of grant. The purchase price of common shares under options outstanding at December 31, 2010, ranges from $7.11 to $18.83.

DALSA Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of Canadian dollars, except as noted and per share amounts)

		Weighted
		average
	Number of	exercise price
Employee Stock Option Plan	shares	($)

Balance, December 31, 2008	519,000	13.79
Granted	149,000	7.11
Exercised	—	—
Forfeited	(8,000)	17.33

Balance, December 31, 2009	660,000	12.24
Granted	—	—
Exercised	(19,125)	7.99
Forfeited	(106,000)	18.84

Balance, December 31, 2010	534,875	11.07

The following table summarizes information regarding stock options outstanding at December 31, 2010:

		Weighted
		average	Weighted		Weighted
Average		remaining	average		average
exercise	Number	contractual	exercise price	Number	exercise price
price ($)	outstanding	life (years)	($)	exercisable	($)

7.00-7.99	141,750	4.60	7.12	27,500	7.11
8.00-9.99	130,625	3.08	9.30	61,875	9.30
10.00-10.99	100,000	2.84	10.41	75,000	10.41
11.00-13.00	10,000	2.57	12.52	7,500	12.52
16.00-16.99	115,000	0.58	16.01	115,000	16.01
17.00-18.99	37,500	0.38	18.43	37,500	18.43

	534,875	2.70	11.07	324,375	12.88

Stock-based compensation expense
The fair value of employee stock options granted to employees and directors on or after January 1, 2003 is recognized as a compensation cost. During 2010, the Company granted no options [2009 —149,000]. The fair value of options issued in 2009 was estimated at the date of grant, using a Black-Scholes Options Pricing Model with the following assumptions: risk free interest rate of 2.61%; dividend yields of 2.81%; a volatility of 0.55; and weighted average expected life of the options of 4.5 years.
The Company recognized $342 [2009 — $342] of amortization of stock-based compensation related to options that have been granted which has been recorded in ‘Selling, general and administrative’ expenses.

DALSA Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of Canadian dollars, except as noted and per share amounts)
Stock purchase plan
The Company has an Employee Stock Purchase Plan [“Purchase Plan” ] pursuant to which employees and directors of the Company may be offered the opportunity to apply to the Company for a loan to purchase common shares of the Company. Under the Purchase Plan, the Company may issue the shares to employees who are not directors or principal shareholders, at a discount of up to 10% of the market value. Directors and principal shareholders may purchase shares at fair market value under the Purchase Plan. The Company has reserved 1,000,000 shares for issuance pursuant to the Purchase Plan. Loans bear interest at rates determined by the Company, are repayable monthly over a period no longer than ten years, are limited to one times annual salary or three times annual directors fees and are secured by the purchased shares. In practice, loans extended under the Purchase Plan do not exceed one year and are interest free for all participants.
To December 31, 2010, 381,547 [2009 — 371,927] shares have been issued under the Purchase Plan. Loans outstanding under the Purchase Plan at December 31, 2010, total $54 [2009 - $102] and are included in other current assets on the balance sheet.
Deferred Stock Unit Plan
The Company’s deferred stock unit (“DSU”) plan is for the benefit of the Company’s directors. Under this plan, each director received a set number of DSUs. One-quarter of the grant vested on date of grant. The remaining three-quarters vests equally at the beginning of the year over the remaining three years so long as the director remains on the board. The value of the DSU is based on the weighted average trading price of the Company’s common shares over the last 5 trading days immediately preceding the valuation date. DSUs will entitle the holders thereof to dividends paid from time to time on the Company’s common shares, which will be paid in the form of additional units. Subject to certain limitations, the DSUs will be redeemed by the Company when the director ceases to serve as a director of the Company. For purposes of redeeming the units, the value of a DSU equals the fair value of the Company’s common shares on the date of redemption. As at December 31, 2010, the total number of DSUs outstanding under this plan was 62,024 [2009 — 57,680]. The total expense associated with this plan during 2010 was $474 [2009 — $135] and has been included in ‘Selling, general and administrative’ expense in the period.
18. FINANCIAL INSTRUMENTS
Under Canadian generally accepted accounting principles, financial instruments are classified into one of the following categories: held for trading, held-to-maturity investments, available-for-sale, loans and receivables and other financial liabilities. The Company has also designated some of its derivatives as effective hedges. The following table summarizes information regarding the carrying values of the Company’s financial instruments:

DALSA Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of Canadian dollars, except as noted and per share amounts)

	December 31,	December 31,
	2010	2009
	$	$

Held for trading (1)	17,366	8,533
Loans and receivables (2)	27,003	23,123
Other financial liabilities (3)	35,501	40,042

(1)	Cash

(2)	Accounts receivable and loans receivable

(3)	Accounts payable and long-term debt
Fair Value
The estimated fair values of cash, accounts receivable, other receivables, accounts payable and accrued liabilities approximate their respective carrying values due to the short period to maturity. For fair value estimates relating to derivatives (described below), the Company classifies its fair value measurements within a fair value hierarchy, which reflects the significance of the inputs used in making the measurements as defined in CICA Handbook section 3862, “Financial Instruments —Disclosures”:
Level 1 — Unadjusted quoted prices at the measurement date for identical assets or liabilities in active markets.

Level 2 — Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Significant unobservable inputs which are supported by little or no market activity.
The Company’s derivative financial instruments are comprised of currency forward contracts. The fair value of currency forward contracts is the difference between the forward exchange rate and the contract rate. The Company’s currency forward contracts are classified within Level 2 because they are based on foreign currency rates using observable market inputs including but not limited to quoted currency spot rates, the coupon rate yield curve, quoted forward currency exchange rates, and reflect the Company’s assessment of counterparty credit risk. The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.
The fair value of the currency forward contracts has been presented as foreign exchange assets or liabilities on the Company’s balance sheet. The Company limits counterparties to forward currency contracts to Canadian Schedule A Chartered Banks.
The fair value of long-term debt is equivalent to its carrying value since it is floating rate debt and its interest rate is comparable to the market rate available to the Company.

DALSA Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of Canadian dollars, except as noted and per share amounts)
To determine the fair value of the Company’s reporting units, the Company relies on level 3 measurements based on the estimates of discounted future cash flows.
Interest Rate Risk
The Company’s exposure to risk in market interest rates relates to its bank credit facilities and long-term debt which bear interest at floating rates. As the Company’s debt is based upon the prime rate of interest, changes in the prime rate of interest impact the total interest expense of the Company. The Company manages this risk through review, on a regular basis, of alternative sources of funding and assesses if its interest bearing debt reflects current market rates. The Company does not manage this risk through the use of derivative financial instruments.
The recognized interest expense for the Company’s long-term debt for the year ended December 31, 2010 was $342 [2009 — $332]. It is estimated that net income will fluctuate by $130 [2009 — $185] for every 1% change in the prevailing rates of interest assuming all the other variables will be held constant.
Credit Risk
The Company is exposed to credit risk in its cash, accounts receivable, other receivables and to the counterparty credit risk of its derivative financial instruments if counterparties do not meet their obligations. As the Company does not utilize credit derivatives or similar instruments, the maximum exposure to credit risk is the full carrying value of the financial instrument or face value of open derivative financial instruments.
The Company minimizes the credit risk of cash by depositing only with reputable financial institutions independently rated parties represented by Schedule A Canadian Banks.
Credit risk on accounts receivable and other receivables is minimized by performing credit reviews, on-going credit evaluation and account monitoring procedures. The Company assesses the credit quality of the customer, taking into account its financial position, past experience and other factors. Individual credit limits are set based on internal or external credit ratings. The utilization of credit limits is regularly monitored. All of the Company’s receivables have been reviewed for indicators of impairment. Furthermore, the Company regularly contacts customers who have outstanding past due balances. The carrying value of accounts receivable is reduced to the amount expected to be collected through the use of an allowance when the Company, after a consideration of all of the facts considers that it will not collect the full amount of the account receivable balance. When a receivable balance is considered uncollectible, it is written off against the allowance for doubtful accounts.
Of the Company’s receivables, $2,575 [2009 — $2,408] are past due. The definition of items that are past due is determined by reference to terms agreed with individual customers. During the year, the provision for doubtful accounts decreased by $315 [2009 — $508], due to the collection of a previously written down accounts receivable in the Semiconductor Business segment, and also due to the appreciation of the Canadian dollar against the US dollar and Euro.

DALSA Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of Canadian dollars, except as noted and per share amounts)
The following is the aging schedule, based on invoice date, for accounts receivable as of December 31:

	2010	2009
	$	$

0 to 30 days	16,563	14,127
30 to 60 days	7,659	6,779
60 to 90 days	1,669	1,138
Greater than 90 days	906	1,270

Subtotal	26,797	23,314

Other amounts receivable	1,055	836
Allowance for doubtful accounts	(424)	(739)
Sales return allowance	(479)	(390)

Total accounts receivable	26,949	23,021

As of December 31, 2010, there was one customer who individually accounted for 10% of the consolidated accounts receivable balance [2009 — one customer]. No one customer accounted for more than 10% of revenue for the year [2009 — Nil].
For currency forward contracts, the Company limits counterparties to these contracts to Canadian Schedule A Chartered Banks and regularly reviews the risk of counterparty credit risk of these financial institutions based upon information disclosed publicly by the counterparty.
Foreign Currency Risk
The Company operates in Canada, the United States of America, Europe and Asia. The Company’s financial results are reported in Canadian dollars. The Company generates the majority of its revenues in US dollars, which exceeds the natural hedge provided by purchases of goods and services denominated in US dollars. Foreign exchange risk arises from fluctuations and degree of volatility in foreign exchange rates relative to the Canadian dollar on amounts that are not covered by the natural hedge described above. The Company’s exposure to foreign currency risk is primarily related to fluctuations in the value of the Canadian dollar relative to that of the United States dollar, the European Euro and to a lesser degree the Japanese Yen.
The objective of the Company’s foreign exchange risk management activities is to minimize transaction exposure and the degree of volatility of the Company’s earnings, arising from changes in foreign exchange rates. The Company manages its foreign currency risk by denominating sales transactions in US dollars to the maximum extent possible and through the use of foreign exchange contracts to sell US dollars. The Company does not actively use foreign exchange contracts to manage its risk related to exchange rate fluctuations between the European Euro and the Japanese Yen. The Company estimates its expected future monthly US dollar denominated sales transactions for a period covering the next 15 to 18 months and enters into forward foreign currency contracts that cover 40% to 50% of its anticipated US dollar denominated sales. At the inception of the forward currency contract and throughout its life, the Company assesses the effectiveness of the forward currency contract in mitigating the risk of fluctuations in exchange rate between the US dollar and the Canadian

DALSA Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of Canadian dollars, except as noted and per share amounts)
dollar. Forward currency contracts that are believed to be effective, and continue to be throughout their life, are designated as hedges.
At December 31, 2010, the Company has outstanding forward contracts with a notional value of US$47,950,000 [2009 — US$60,350,000] maturing on or before January 31, 2012 at an average exchange rate of $1.0468 [2009 — $1.1197]. As at December 31, 2010, the fair value of these outstanding forward contracts was an unrealized gain of approximately $2,292 [2009 — $4,381]. The current portion of the financial asset of $2,292 [2009 — $4,305] is disclosed as a foreign exchange asset on the consolidated balance sheet and the long term portion of $Nil is disclosed in long-term other assets [2009 — $76].
For the year ended December 31, 2010, the change in fair market value of forward contracts was an unrealized gain of $1,418 [2009 — $5,217] net of income taxes of $570 [2009 — $2,013] before the reclassification of $3,020 gain on cash flow hedges [2009 — loss of $6,921] to revenue. There was no ineffective portion recognized in the statement of operations during the year ended December 31, 2010 [2009 — $Nil].
The following are the contractual maturities of currency forward contract commitments as at December 31, 2010:

	2010	2009
(US$ thousands)	$	$

0 to 3 months	11,500	13,500
3 months to 1 year	34,650	34,850
1 year to 2 years	1,800	12,000

Total	47,950	60,350

If the Canadian dollar depreciated by 1 cent against the US dollar at December 31, 2010, with all other variables held constant, the impact of the foreign currency change on the US denominated financial instruments would lead to additional after tax net income of $195. If the Canadian dollar depreciated by 1 cent against the Euro at December 31, 2010, with all other variables held constant, the impact of the foreign currency change on the Euro denominated financial instruments would lead to additional after tax net income of $23. For the year ended December 31, 2010, the Company reported a foreign exchange loss of $1,944 [2009 — $2,418].
Liquidity Risk
Liquidity risk arises through an excess of financial obligations over available financial assets at any point in time. The Company’s objective in managing liquidity risk is to maintain sufficient readily available resources in order to meet its financial obligations as they fall due. Management monitors rolling forecasts of the Company’s liquidity reserve (comprises undrawn borrowing facility and cash) on the basis of expected cash flow. In addition, management monitors balance sheet liquidity ratios against internal and external benchmarks. The Company currently settles its financial obligations out of cash. In order to meet its financial liabilities, the Company relies on collecting its accounts receivable in a timely manner and by maintaining sufficient cash in excess of anticipated needs.

DALSA Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of Canadian dollars, except as noted and per share amounts)
The following are the contractual maturities of financial liabilities as at December 31, 2010:

	2010	2009
	$	$

0 to 3 months	20,764	18,315
3 months to 1 year	2,804	3,577
1 year to 5 years	11,933	18,150

Total	35,501	40,042

It is the Company’s intention to meet these obligations through the collection of accounts receivable and the receipt of future progress payments on amounts not yet invoiced, as well as from current cash. In addition, the Company has available lines of credit of $37.4 million at December 31, 2010.
19. CAPITAL MANAGEMENT
In the management of capital, the Company includes debt and shareholders’ equity, but excludes accumulated other comprehensive income. The Company manages its capital with the objective of ensuring that financial flexibility is present to increase shareholder value through organic growth and selective acquisitions as well as allow the Company to respond to changes in economic and/or marketplace conditions. Furthermore, the Company manages its capital to ensure that it can continue with its dividend policy. In order to maintain or adjust its capital structure, the Company may issue new shares, purchase shares for cancellation pursuant to a normal course issuer bid, raise debt or refinance existing debt with different characteristics. Although there are no externally imposed capital requirements, the Company is subject to certain covenants on its credit facilities which include a ratio to maintain shareholders’ equity; working capital and earnings before interest, taxes, depreciation and amortization at a certain level. The Company is in compliance with those covenants. There were no changes in the Company’s approach to capital management during the period.
Total capital is calculated as follows:

	2010	2009
	$	$

Debt	12,650	19,150
Shareholders’ equity	177,800	164,112
Less: Accumulated other comprehensive loss (gain)	353	(1,377)

Net shareholders’ equity	178,153	162,735

Total capital	190,803	181,885

The Company uses return on net assets employed and return on equity as measures of the effectiveness of the use of its capital. The Company defines return on net assets employed as its annualized earnings divided by the net sum of accounts receivable, accrued revenue, inventory, prepaid expenses,

DALSA Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of Canadian dollars, except as noted and per share amounts)
property and equipment, accounts payable and accrued liabilities and deferred revenue. The Company defines return on equity as annual net income divided by total shareholders’ equity.
20. COMPREHENSIVE INCOME
The components of other comprehensive income are shown in the following table:

	2010	2009
	$	$

Net income	19,224	1,681
Other Comprehensive income:
Currency translation (loss) on self sustaining subsidiaries	(128)	(446)
Gain on cashflow hedges (net of income taxes)	1,418	5,217
Reclassification of losses (gains) on cashflow hedges (net of income taxes) to earnings	(3,020)	6,921

Total other comprehensive (loss) income	(1,730)	11,692

Total comprehensive income	17,494	13,373

The components of accumulated other comprehensive income (loss) are as follows:

	2010	2009
	$	$

Accumulated currency translation loss on self sustaining subsidiaries	(1,598)	(1,468)
Accumulated unrealized net gain on cashflow hedges (net of income taxes)	1,245	2,845

Accumulated other comprehensive (loss) income	(353)	1,377

In 2011, $1,245 of the accumulated unrealized net gain on cashflow hedges is expected to be reclassed from other comprehensive income to earnings.

DALSA Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of Canadian dollars, except as noted and per share amounts)
21. SEGMENTED INFORMATION
The Company operates in two reportable segments: Digital Imaging Products and Solutions [“Digital Imaging”] and Semiconductor Products and Services [“Semiconductor Business”].
The Company’s reportable segments involve different products, different processes and different marketing strategies even though the technology is the integrating factor. The Digital Imaging Products and Solutions segment designs, develops and manufactures imaging products and solutions for a wide customer base. The Semiconductor Products and Services segment manufactures semiconductor wafers and components for the electronics industry. The Company accounts for inter-segment sales at current market rates.

	2010
		Semiconductor
	Digital Imaging	Business	Consolidated
	$	$	$

Total segment revenue	145,475	74,495	219,970
Inter-segment sales	(8)	7,665	7,657
Total revenue	145,483	66,830	212,313

Interest expense — net	274	204	478

Income tax expense (recovery)	9,365	(658)	8,707

Net income from continuing operations	21,310	(2,063)	19,247

Identifiable assets excluding goodwill	87,677	86,898	174,575
Goodwill	51,570	—	51,570
Discontinued operations			274
Total identifiable assets	139,247	86,898	226,419

Property, equipment, and intangible assets acquired during the period	4,373	8,019	12,392

Depreciation of property and equipment	1,956	7,024	8,980

Gain on sale of land	3,660	—	3,660

Amortization of intangible assets	1,805	865	2,670

DALSA Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of Canadian dollars, except as noted and per share amounts)

	2009
		Semiconductor
	Digital Imaging	Business	Consolidated
	$	$	$

Total segment revenue	88,090	78,061	166,151
Inter-segment sales	13	3,599	3,612
Total revenue	88,077	74,462	162,539

Interest expense — net	194	228	422

Income tax expense	(158)	(136)	(294)

Net income from continuing operations	3,124	(2,612)	512

Identifiable assets excluding goodwill	77,222	85,690	162,912
Goodwill	51,585	—	51,585
Discontinued operations			562
Total identifiable assets	128,807	85,690	215,059

Property, equipment, and intangible assets acquired during the period	1,813	10,311	12,124

Depreciation of property and equipment	1,961	8,538	10,499

Restructuring costs	—	1,338	1,338

Gain on sale of land	1,273	—	1,273

Amortization of intangible assets	1,921	1,015	2,936
Revenues are attributed to countries based on the location of the customer and are distributed as follows:

	2010	2009
	$	$

Canada	4,088	2,694
USA	75,463	77,004
Europe, Middle East	53,752	45,693
Asia Pacific	79,010	37,148

Total revenue	212,313	162,539

DALSA Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of Canadian dollars, except as noted and per share amounts)
Identifiable assets are attributable to the region in which the asset is located. The geographic distribution of identifiable assets is detailed below.

	2010	2009
	$	$

Canada	192,558	182,784
USA	10,452	10,139
Europe	23,080	21,821
Asia Pacific	329	315

Total identifiable assets	226,419	215,059

22. CHANGES IN OPERATING ASSETS AND LIABILITIES

	2010	2009
	$	$

Accounts receivable	(3,975)	5,695
Accrued revenue	(1,560)	(195)
Income taxes receivable	141	(2,270)
Income tax credits recoverable	45	(3,041)
Inventory	(2,040)	4,660
Foreign exchange asset	(522)	(287)
Other current assets	1,317	(136)
Accounts payable and accrued liabilities	1,633	(10,875)
Deferred government funding	1,055	—
Income taxes payable	891	(1,141)
Foreign exchange liability	—	(1,836)
Deferred revenue	(704)	(855)

	(3,719)	(10,281)

23. COMPARATIVE FIGURES
Certain of the comparative figures have been reclassified to conform with the presentation adopted in the current year.